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                                                                     EXHIBIT 3.3


                           CERTIFICATE OF AMENDMENT OF
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                                     AVIRON

     C. BOYD CLARKE hereby certifies as follows:

     FIRST: The original name of this corporation is Aviron Merger Corporation (the "Corporation") and the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was March 7, 1996.

     SECOND: That he is the duly elected and acting President and Chief Executive Officer of Aviron, a Delaware corporation.

     THIRD: The Certificate of Incorporation of the Corporation was amended and restated by that certain Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 22, 1996.

     FOURTH: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

          Article IV, Paragraph 1, shall be amended and restated to read in its entirety as follows:

               "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issued is One Hundred Five Million (105,000,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001)."

     FIFTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, Aviron has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested to by its Secretary this 5th day of July, 2000.

                                       AVIRON


                                       By: /s/  C. Boyd Clarke
                                          --------------------------------------
                                          C. Boyd Clarke
                                          President and Chief Executive Officer

ATTEST:


/s/ Charlene A. Friedman
---------------------------
Charlene A. Friedman
Secretary